Exhibit 99.1

SB Financial Group, Inc.

Fourth Quarter 2022 Conference Call

Friday, January 27, 2023, 11:00 AM

CORPORATE PARTICIPANTS

Sarah Mekus – Executive Assistant, Corporate Secretary

Mark Klein – Chairman, President and CEO

Tony Cosentino – CFO

SB Financial Group, Inc.
Friday, January 27, 2023, 11:00 AM

PRESENTATION

Operator

Good morning, and welcome to the SB Financial Fourth Quarter 2022 Conference Call and Webcast.

I would like to inform you that this conference call is being recorded and that all participants are in listen-only mode. We will begin with remarks by management, and then open the conference up to the investment community for questions and answers.

I will now turn the conference over to Sarah Mekus with SB Financial. Please go ahead, Sarah.

Sarah Mekus

Thank you. Good morning, everyone. I would like to remind you that this conference call is being broadcast live over the Internet and will be archived and available on our website at ir.yourstatebank.com. Joining me today are Mark Klein, Chairman, President and CEO, and Tony Cosentino, Chief Financial Officer.

This call may contain forward-looking statements regarding SB Financial’s performance, anticipated plans, operational results and objectives. Forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties that could cause actual results to differ, materially, from those expressed or implied on our call, today.

We have identified a number of different factors within the forward-looking statements at the end of our earnings release, which you are encouraged to review. SB Financial undertakes no obligation to update any forward-looking statements except as required by law, after the date of this call. In addition to the financial results presented in accordance with GAAP, this call will also contain certain non-GAAP financial measures. A reconciliation of GAAP to non-GAAP measures is included in our earnings release.

I will now turn the call over to Mr. Klein.

Mark Klein

Thank you, Sarah, and good morning, everyone. Welcome to our fourth quarter 2022 conference call and webcast.

Highlights for the quarter, net income of $3.5 million, up 201,000 or 6% from the prior year quarter and would have been up 38%, excluding the effects of PPP program and the OMSR recapture.

For full year of 2022, net income was $12.5 million with diluted and earnings per share of $1.77.

When we exclude the impact of PPP and OMSR from both full year earnings, our results would be off by just $1.2 million, or 9.3%. Return on average assets of 1.08% with return on equity of just over 12.

Net interest income of $10.9 million was up $1.8 million, or just over 20% from the prior year, as loan growth and increasing yields have offset the increase in deposit and other funding costs.

Loan balances from the linked quarter rose $37 million. When we adjust for PPP balances, loans were up $141 million, or 17.2%, compared to the prior year.

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Deposits grew from the linked quarter just slightly but were down $26 million from the prior year.

Expenses were down from the linked quarter by 1.1% and for the year 11.2% decline.

Mortgage origination volume for the quarter was just $51.2 million, for the full year $313 million.

The mortgage business line contributed $7.3 million in total revenue for 2022, compared to just over $20 million for 2021.

This reduction of nearly $13 million in revenue was difficult to fully overcome in 2022. However, our strong loan growth and expanding margins did reduce the negative impact.

Asset quality metrics remain strong with NPAs at just 38 basis point. And for the second consecutive year, we reported net recoveries on loans.

We continue to identify initiatives that will deliver our five key strategic initiatives with our revenue diversity and course growth, more scale through organic growth, more products and services, more households for scope, operational excellence and, as always, asset quality.

Revenue diversity. For the full year, our mortgage business line generated $313 million in volume, well below our $600 million we produced in 2021. The impact of higher rates is evident, and the percentage mix of volume for the full year with refinance of just 20% and purchase and construction lending of 80%. This compares to 2021, when we split between refinance and purchase volume at 49% and 51%, respectively.

Since we began the mortgage business line expansion strategy in 2006, we have now originated over $5 billion in residential mortgages. Overall noninterest income decreased to $3.7 million from the prior year quarter of $6.6 million.

The current quarter includes a mortgage servicing recapture of 86,000, compared to a recapture of 581,000 for the fourth quarter of last year. When we exclude the full impact of the mortgage business lines from both years, our year-over-year decline is just 8.5%, compared to the unadjusted level of a 43.6% decline.

Looking forward, we fully expect Residential Mortgage volume to stabilize at something near our traditional levels of production. In fact, we are adding more mortgage lenders across our footprint in 2023 to deliver annual reduction at that run rate of approximately $500 million.

That said, in light of the pullback in volume this year, we did achieve greater efficiency in the business line as we right-sized our background support to align staffing with the current level of production.

Our wealth management division faced risk headwinds this year as distributions exceeded assets under management while the market contraction further constrained their contribution to our net income. The equity markets were clearly under pressure during 2022. And that pressure was evident in our year-over-year decline we experienced and assets under management.

Total AUM were down just over $111 million for the year, or 18% to finish 2022 at just $507 million. We delivered new assets of approximately $31 million, realized $66 million distributions and saw market corrections and reduced our level of assets under management by another $76 million.

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Despite these reductions, total revenue for the wealth business line was down just $86 million, or 2.3%, and finished the year at $3.7 million.

We were able to keep our decline in revenue closer to neutral, due to pricing adjustments that we implemented late 2021 and the lift we experienced from a renewed emphasis on our brokerage platform, which increased revenue this year, by 24%.

Second initiative, more scale. Loan growth in the quarter was quite strong, as we were up $37 million from linked quarter and, as I mentioned, $141 million, or over 17% net of PPP for the--from the prior year quarter.

All of our regional markets continue to make inroads with solid pipelines and targeted calling, as we implement our new CRM system.

With this quarterly growth noted, we have now grown our loan portfolio consistently over every linked quarter, during 2022. We are committed to adding an additional lender and two of our key growth markets of Columbus, Ohio, and Fort Wayne, Indiana, and leverage our newer one-year presence in the Indianapolis market in 2023.

We also intend to place more emphasis on the C&I arena in 2023 to provide lift to not only our level of higher earning assets but also more lower cost transactional deposits to fund those loans, as well.

As a result of our quarterly and annual loan growth, our loan to deposit ratio reached a new post pandemic high of 88.5%, which is up nearly 15 basis points over the prior year.

Deposit growth and funding have been challenged this year, due to the effects of the inverted yield curve, leading to systemically higher deposit rates, more competition, post pandemic client spend downs, and the expansion of our investment portfolio.

As a result, identifying sources for our loan growth has accelerated, and we have been more aggressive in raising deposit rates to meet that need.

As I mentioned, we’ve also begun to pivot and emphasize more traditional C&I lending which, along with a renewed focused on SBA 7(a) lending, should drive more opportunities for treasury management services and growth and lower cost transactional deposits.

Third, more scope. We closed the last of our PPP loans rate before year end, and we continue to work to expand on the successes we identified from the initiative. Traditional SBA lending made some headway during the year, as we were able to close just over 6 million in balances and deliver over 500,000 in fee income.

As we look forward into 2023, we expect SBA loan originations to approach our pre-COVID historical levels of something around 15 million to 20 million. Our pipeline is quite strong, and we anticipate a very strong first quarter of this year.

Referrals continue to be the center post of our sales initiatives. This year, our staff, our board, our advisory board, delivered over 1,300 interdepartmental referrals, with just over $77 million in new business to our company.

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The corporate sales champion that we hired in the fourth quarter is just starting to identify how and where we can work smarter to expand our number of households and the products and services in those households to achieve greater market penetration.

The nCino and Salesforce platforms are now up and running, and integration of these tools into our business development teams is high priority for this new key role in our company.

Operational excellence is our fourth theme. We have traditionally been a producer of saleable mortgage product with a small amount of residential construction lending. In fact, in the 10 years prior to this year, we sold over 85% of our originated mortgage volume. This drove non-interest income as a percentage of revenue to roughly 40% every year and built a highly profitable $1.4 billion servicing portfolio.

With the rapid increase in rates and inversion of the curve during 2022, residential portfolio pricing became more attractive to home buying clients, and this resulted in our total sale percentage for the year to drop to just 59%.

This has, obviously, added some mild duration risk as we’ve discussed in prior quarters to our balance sheet and has necessitated an emphasis on competitive funding needs at the margin. We intend to return to a more historical level of mortgage sales in 2023, as we anticipate a continuing squeeze on margins from higher funding costs.

Operating expenses were down from the prior year quarter by $1.3 million, or 11.2%, and for the full year operating costs were down $2.5 million, or 5.6%

The majority of the full year reductions was in salary and benefits segment, reflecting the lower level of commission based payments to our originators. Included in these cost saves would also be the reduction in support staff in this business line.

Additionally, we’re also in the process of rightsizing retail office hours in select markets to better align with customer trends that will reduce pressure on hiring constraints. Going forward, our quarterly run rate for expenses should allow for a return to positive operating leverage in 2023.

Our client driven contact center staff continues to take pressure off our retail office staffing requirements. This initiative allows our community bankers to spend more time on the street, out of the office, engaging with local businesses to garner greater market share. We believe this strategy will ensure an efficient and consistent client experience and one that will aid in our efforts to expand those single service households.

Fifth and finally, asset quality. While we chose to not take any provision in 2022, despite the significant loan growth I mentioned, the $5.5 million we added to reserve in 2020 and 2021 was certainly an offsetting factor. Our non-performing assets have declined this year by over 21% and, as referenced earlier, we had 13,000 in net recoveries in 2022 and 181,000 in net recoveries for all of ‘21.

And finally, before I turn it over to Tony, CECL adoption will occur here in the first quarter of ‘23, and we will add approximately $1.4 million to our reserve levels that Tony will talk about now.

So, Tony?

Tony Cosentino

Thanks Mark, and good morning again, everyone.

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Again, for the quarter, GAAP net income of $3.5 million and $12.5 million for all of 2022.

Highlights for this quarter include operating revenue up slightly from the linked quarter but down 6.7% from the fourth quarter of ‘21. Given the $2.6 million negative variance on mortgage gain on sale, a less than 10% decline in revenue was actually quite positive.

Margin revenue obviously was up from both the linked quarter and the prior year, and our balance sheet efficiency continues to improve. As mark said, our loan to deposit ratio of 89% and total loans to assets at 72%.

Now breaking down the fourth quarter income statement, beginning with our margin. We can finally close the book on the PPP initiative, as our final loan paid off late in 2022. However, the full year comparison and its impact on our margin was still significant, as the year-over-year change was a reduction in revenue of $3.6 million.

For the quarter, our net interest margin was 3.61% expanding 73 basis points from the prior year, or 90 basis points adjusted for PPP.

The improvement in earning asset yields was the main driver as they were up 110 basis points to 4.27%.And partially offsetting this increase was the increase in interest bearing liability costs, up 50 basis points in the prior year.

In addition to the positive impact of the seven prime rate increases we experienced in 2022, the mix shift on our balance sheet was key to the $1.8 million improvement in net interest income we reported.

Specifically, we had over $415 million in cash and securities on our balance sheet, entering the year yielding 1.01%. By the end of 2022, we had reduced our cash--our level of cash in securities to $269 million, yielding 2.35%.

That $146 million reduction was replaced almost dollar for dollar by the increase in our loan portfolio. With total assets remaining flat, this made for a much more efficient balance sheet. As I referenced earlier, funding costs were up from both the prior year in the linked quarter but trailed the increases realized in earning asset yields in both periods.

As our retail and private client teams have been calling on clients to increase their deposit levels, competitive pressures have driven up deposit pricing.

Our deposit cost of funds for the fourth quarter came in at 53 basis points, up 30 basis points from the prior year and up 22 basis points from the linked quarter. We are pleased, however, that we were able to maintain deposit levels from the linked quarter with a deposit level of beta of only 14.

We understand that further pressure on funding costs are likely, given the lower liquidity we are seeing from our clients in a similar position that our competitor banks find themselves for funding. Our strong regulatory relationship and excellent asset quality gives us access to a number of liquidity sources, outside of deposits.

Fee income as a percentage of average assets has been a strength of ours throughout the last 10 years. We pay special attention to the net year offsetting our noninterest expense to average assets. Getting a number close to zero would be the ultimate, and we feel good about a net number between one and two, which would place us in the upper quartile of our peer group.

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Absence of $12.9 million variance in mortgage revenue compared to 2021, year-over-year comparisons, however, are difficult. We certainly look forward to next year when our earnings comparisons will no longer have PPP nor an outside exposure to mortgage gain on sale variance.

Mortgage gain on sale yields have stabilized at the low to mid 2% level, while off over 100 and 200 basis points from the levels in ‘21 and 20. We are returning to our historical level.

Late in the quarter, saleable pricing returned to a more normal levels relative to portfolio residential product. This again will bode well for 2023, as we seek a return to an 80% plus level of mortgage loan sales to originations.

On servicing rights, the market value of those, again, improved slightly this quarter with a calculated fair value of 117 basis points. This fair value level was at 3 basis points from the linked quarter and up 24 basis points from the prior year.

Our servicing rights balance remained level to the linked quarter of $13.5 million and remaining temporary impairment was down to just $176,000.

Expenses of $10.3 million were down from the linked quarter just slightly and compared to the prior year, they were down $1.3 million, or 11.2%. For the full year, total operating expenses were down from the prior year, due to lower volume related costs in mortgage and other incentives.

The total operating expense reduction for the year of $2.5 million, or 5.6%, was critical to close the operating revenue gap that we experienced in 2022.

While our operating leverage was negative for the year due to declines of mortgage and PPP, operating leverage from the linked quarter was positive.

Now we’ll return to the balance sheet. Loans outstanding at December 31, 2022, stood at $962 million. or 72% of the total assets of the company, which compares to 61.8%, a year ago.

We again saw improvement in the balance sheet mix to the quarter, but we did fall behind on our goal of funding loan growth with deposit balances. That gap required us to expand our use of wholesale funding, which did come in at an elevated marginal cost.

Paydowns in the investment portfolio in the quarter provided a small portion of our funding needs, and we anticipate the continued decline in the portfolio from principal and interest payments.

Our portfolio predominantly contains mortgage-backed securities with good cash flow that will provide liquidity. With the long end of the curve already declining, cash flow could accelerate and, the negative mark from AOCI will decline.

Tangible common equity improved in the quarter as our AOCI exposure declined slightly, and we brought $2.7 million to retained earnings from our quarterly net income plus the common dividend.

Total equity net of AOCI of $150.5 million was up from the prior year and represented 11.3% of total assets. Regulatory capital continues to be strong with common equity Tier 1 and total risk-based capital at 13.4% and 14.7%, respectively, at the end of 2022.

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Our loan loss reserve ended the year at 1.44% and we had NPAs down $1.3 million and delinquencies were just $2.6 million of total loans. That delinquency rate of 27 basis points is the lowest we have had in some time.

As Mark indicated, we’ll be adopting CECL in January, and we anticipate made an increase to our reserve of roughly 12 to 15 basis points. Relative to our peer group, our reserve level still remains well above the median level.

I’ll now turn the call back over to Mark.

Mark Klein

Thank you, Tony.

I would like to conclude with acknowledging, once again, the dividend announcement we made this week of $0.1250, per share. For 2022, we distributed now $3.4 million to common shareholders, which equates to roughly a 27% payout and a dividend yield of approximately 3.01%.

2022 was certainly a challenging year in many respects in the banking industry, as we saw the end of certainly stimulus lending and client liquidity begin to dissipate. Our team worked to stay relevant to all of our constituents during the year, and we would expect that our consistent calling efforts and our client attention will pay off and pay dividends in 2023.

I’ll now turn the call back to Sarah for additional—for some questions.

Sarah Mekus

Thank you. We are now ready for our first question.

QUESTION AND ANSWER SESSION

Operator

To ask a question, you may press “*”, then “1” on your touchtone phone. If you are using a speaker phone, please pick up your handset, before pressing the keys. To withdraw from the question queue, please press “*”, then “2”.

At this time, we will pause, momentarily, to assemble our roster.

Sarah Mekus

While we’re waiting for additional questions, I’d like to remind you that today’s call will be accessible on our website at ir.yourstatebank.com.

CONCLUSION

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Operator

Again, if you would like to ask a question, please press “*”, then “1”. With no questions, I would like to turn the conference back over to Mark Klein for any closing remarks.

Mark Klein

Once again, thanks again for joining us. We look forward to speaking with you about our first quarter results in April. And have a great day. Take care.

Operator

The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.

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